Exhibit 10.1

J. MARSHALL DODSON

EMPLOYMENT AGREEMENT

                KEY ENERGY SHARED SERVICES, L.L.C. (the “Company”), a Delaware limited liability company with its principal offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010, and J. MARSHALL DODSON enter into this Employment Agreement (this “Agreement”) effective August 14, 2007 (the “Commencement Date”) in order to outline the terms and conditions of Executive’s employment relationship with the Company.  Any prior written or oral agreements, including that Change of Control and Severance Agreement dated August 22, 2005, are superseded by this Agreement, unless specifically stated herein, and Executive and the Company hereby agree as follows:

1.             Employment; Term. The Company agrees to employ Executive, and Executive accepts employment with the Company from the Commencement Date and continuing through the Employment Period (as defined below) of this Agreement.  Executive agrees to devote his full time and best efforts to serve as the Company’s Vice President and Chief Accounting Officer for Key Energy Services, Inc. (“Key Energy”), having those duties and title specified from time to time by Key Energy’s Chief Executive Officer, Senior Vice President and Chief Financial Officer or Key Energy’s Board of Directors (the “Board”) of Key Energy.  Executive’s duties will include, but not be limited to, responsibility for the oversight and management of Key Energy’s Accounting Operations.  Executive’s employment will continue until the close of business on August 1, 2009, (the “Initial Term”) unless earlier terminated in accordance with this Agreement, and subject to automatic one-year extension periods unless either Executive or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant August 1 that such automatic extension shall not occur (“Notice”).  This Initial Term, together with any extensions, until termination of this Agreement is referred to herein as the “Employment Period.”  Executive will, if elected, serve as an officer and/or director of the Company, its parent, subsidiaries or affiliates (collectively, the “Key Companies”) and perform all duties incident to such offices.

2.             Salary; Bonus; Expenses. During the Employment Period, the Company will pay a salary to Executive at the annual rate of not less than Two Hundred Twelve Thousand Dollars ($212,000.00) per year (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s existing payroll practices, but no less frequently than monthly.   Senior management of the Company will review his compensation from time to time as it deems appropriate and may, in its sole discretion, increase the Base Salary if it deems such an increase advisable.  In addition, for each fiscal year of the Company, Executive shall be eligible to participate in incentive plans in effect from time to time for the Key Companies’ executives, Key employees and other persons involved in the business of the Company and its affiliates and in the Key Company’s stock-based incentive plans outstanding from time to time.  Under the Company’s annual incentive bonus plan, Executive shall be eligible to earn a discretionary cash bonus, in an amount up to 50% of his Base Salary, the amount of such bonus to be determined by the senior management of the Company or the Board (or a committee thereof) in their sole discretion, based upon the level of achievement of certain goals mutually established by Executive and the senior management of the Company (subject to Board approval). Such bonus shall be paid to Executive no later than March 15 of the year following the year to which it applies, as a “short-term deferral”

under Treas. Reg. 1.409A-1(b)(4).  Executive’s principal place of employment shall be Houston, Texas; however, Executive shall be required to travel as necessary for his employment duties assigned.  Executive will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by Executive in connection with performing his services hereunder in accordance with the Key Companies’ policies from time to time in effect.

3.             Vacations; Benefits.  Executive will be entitled during the Employment Period to (i) not less than 15 vacation days per calendar year (prorated for any partial year of service), with no carryover to subsequent years, and (ii) participation in such other fringe benefits, including, without limitation, personal time off, group medical and dental, life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its employees generally.

4.             Termination and Severance.  Executive’s employment may be terminated by the Company for Cause, other than for Cause, due to his death or Disability, or upon Notice, or it may be terminated by Executive for any reason at any time.  Executive agrees that he has fully negotiated this section of his Agreement with the Company to provide for sufficient severance pay, as appropriate, upon termination.  Executive agrees that the terms of this agreement are exclusive and that he will not seek additional or further benefits upon termination.

(a)                                  Termination for Cause, or by Executive without Good Reason.  In the event Executive’s employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than Good Reason following a Change in Control, as described below, the Company shall have no further obligations to Executive except that accrued but unpaid salary through Executive’s termination date and any expense reimbursements owed Executive through the date of termination. As used in this Agreement, the term “Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties hereunder (other than any such willful or continued failure resulting from Executive’s incapacity due to physical or mental illness or physical injury), (ii) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Executive; (iii) serious workplace misconduct, (iv) Executive’s engagement in misconduct that Executive knows or should know is injurious to any of the Key Companies, monetarily or otherwise, including injurious to the reputation of such Company (v) Executive’s conviction of a felony by a court of competent jurisdiction, (vi) fraud or other material dishonesty against any of the Key Companies, (vii) the breach of any of the provisions hereof, or (viii) the violation by Executive of any of the Key Companies’ policies, rules or regulations from time to time in effect, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

(b)                                 Involuntary Termination Because of Death or Disability, and Involuntary Termination other than for Cause.  In the event Executive’s employment hereunder is involuntarily terminated (i) by Executive’s death or (ii) by the Company other than for Cause (including because of Disability (defined below)) or (ii) as a result of the Company’s providing Notice to Executive that automatic extension of the Employment Period shall not occur, if the Executive is ready and willing to continue employment with the Company, Executive will be entitled to a lump sum payment equal to Executive’s annual base salary, less applicable deductions and withholdings, on the 30th day following Executive’s termination.  In the event Executive’s employment is terminated by the Company as a result of Executive’s Disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to Executive or for Executive’s benefit during the said time period.  As used in this Agreement, the term “Disability” means Executive’s inability, with or without reasonable accommodation, to perform Executive’s obligations and duties hereunder by reason of physical or mental illness or injury for a period of 120 days.

(c)                                  Involuntary Termination following a Change of Control.  If, within one year following a Change of Control of Key Energy, as that term is defined in Exhibit A, attached hereto, Executive’s employment is terminated involuntarily (i) by the Company other than for Cause (including because of Executive’s Disability as defined above) or (ii) automatically as a result of the Company’s providing Notice to Executive that automatic extension of the Employment Period shall not occur (if the Executive is ready and willing to continue employment with the Company), or (iii) Executive resigns with Good Reason, as that term is defined below, then in addition to any payment to which Executive may be entitled under Section 4(b), Executive also will be entitled to continued coverage for Executive and his dependents under the Company’s medical and dental benefit plans for 12 months at a cost to Executive equal to the cost of such coverage prior to his termination; provided, however, that such continued coverage shall immediately end upon obtainment of new employment and coverage under a similar welfare benefit plan (with the  obligation to promptly report such new coverage to the Company).  The period of subsidized coverage shall be applied against the period of continued coverage that would otherwise be required to be provided under applicable law.

“Good Reason” shall mean the occurrence of one or more of any of the following:

(i)            A material diminution in the Executive’s base compensation, authority, duties or responsibilities from those in effect immediately prior to the date a Change in Control occurs;

(ii)           A material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the Executive report to another individual rather than to the Board of Directors of Company) from those in effect immediately prior to the date a Change in Control occurs;

(iii)          A material diminution in the budget over which the Executive retains authority from that which he or she had authority over immediately prior to the date a Change in Control occurs;

(iv)          A material change in the geographic location at which the Executive must perform services from the location at which the executive was required to perform services immediately prior to the date a Change in Control occurs; or

(v)           Any other action or inaction by the Company that constitutes a material breach of this Agreement.

Good Reason shall only be found to exist where (i) the Executive provided notice to Company of the existence of one of the above conditions within 90 days of the initial existence of such condition, (ii) the Company was provided 30 days from the date of the Executive’s notice to remedy that condition (the “Cure Period”), and (iii) the condition was not remedied by the Company during the Cure Period.

(d)                               Special Rules Pertaining to Termination.  For purposes of this Agreement, Executive’s employment will not be considered to have terminated unless, as a result of a termination, Executive has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.”  The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).

5.             Confidential Information.  Executive agrees that during Executive’s employment relationship with the Company, the Company has promised to provide, has provided, and continues to provide its ever-changing trade secrets, engineering data, proprietary data, intellectual property, customer data, or other confidential information of the Key Companies (hereafter collectively referred to as “Confidential Information”). The Company promises to provide Executive with access to Confidential Information, in a greater quantity and/or expanded nature than any such Confidential Information which may have already been provided.  In exchange for the Company’s promises listed above and all other consideration provided pursuant to this Agreement, with regard to the Key Companies’ Confidential Information, Executive agrees as follows:

(a)                                  Non-disclosure Obligation.  During the Term and forever thereafter, Executive will not, without the express written consent of the Chief Executive Officer, the President or the General Counsel of Key Energy, directly or indirectly communicate or divulge to, or make available to, or use for Executive’s own benefit or for the benefit of, any competitor or any other person or entity, any Confidential Information, except to the extent that disclosure is required (i) at the Company’s direction or (ii) by a court or other governmental agency of competent jurisdiction.

(b)                                 Confidential Information Defined.  Confidential Information includes, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Key Companies), ideas, discoveries, designs, inventions, improvements, trade secrets, engineering data, proprietary data, intellectual property, customer data, technology, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Key Companies’ expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Key Companies, as well as any and all information regarding the Key Companies other than information disclosed in public filings under the Securities Exchange Act of 1934, as amended.  Confidential Information shall not include information that is publicly available, unless such information became publicly available by reason of a breach of this Agreement by Executive.

(c)                                  Return of Confidential Information.  Executive agrees that all Confidential Information received by Executive during Executive’s employment with the Company is, and shall be, the property of the Company exclusively.  Executive agrees to immediately return to the Company (or, with the Company’s permission, destroy) all of the material mentioned above, including memoranda or notes taken by Executive and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company.  No copies will be made by Executive, or retained by Executive, of any such Confidential Information, whether or not developed by Executive.

6.             Intellectual Property; Assignment of Work Product.  Executive shall assign and does hereby assign to the Company, the entire right, title and interest (including, but not limited to, rights to prepare derivative works, adaptations and modifications) for the entire world in and to all work performed, writings, formulas, designs, models, drawings, recordings, photographs, design inventions and other inventions whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights made, conceived or reduced to practice or authorized by the Company, either solely or jointly with others pursuant to or in connection with services rendered under this Agreement or with use of information, materials or facilities of the Key Companies received or used by Executive during the Term.  Executive agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing to the Company, or its nominees, patent, trademark or copyright protection throughout the world upon all such writings, formulas, designs, models, drawings, recordings, photographs, and inventions, whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights, title to which the Company may acquire in accordance with the provisions of this clause.  Executive shall not contest the validity of any invention, any copyright, any trademark, or any mask work registration owned by or vesting in the Company or any of its affiliates under this Agreement.

7.             Limitation on Competition.

(a)                                  Current and Future Non-Compete Promises.  In exchange for the Company’s promises in Section 5 above, and all other consideration provided pursuant to this Agreement, and in order to enforce his agreement not to disclose Confidential Information, Executive agrees that he will not, whether or not Executive has received severance pay, during the Employment Period, and for an additional period of twelve (12) months (the “Non-Compete Period”) directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, lender, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (including, without limitation, fluid hauling and disposal services, trucking services, frac tank rentals, fishing and rental tools, pressure pumping services, contract drilling, workover, completion and well maintenance, construction and field consulting) in any state or country in which Key operates, including those states and countries, and those types of businesses, in which Executive knew, at the time of his termination, that the Key Companies had plans to engage (collectively, the “Market Area”); provided, however, that Executive shall not be deemed to be participating or engaging in any such business solely by virtue of Executive’s ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market.

(b)                                 Non-Solicitation of Business.  Executive will not, during the Non-Compete Period, directly or indirectly, without the prior written consent of the Company, call on, service or solicit competing business from customers or prospective customers of the Key Companies in the Market Area if, within the twelve (12) months before Executive’s termination of employment, Executive has or made contact with the customer, or had access to information and files about the customer.

(c)                                  Non-Solicitation of Employees.  Executive will not, during the Non-Compete Period, directly or indirectly, without the prior written consent of the Company, call on, solicit or induce any employee of the Key Companies with whom Executive had contact, knowledge, or association in the course of employment with the Company to terminate employment from his or her employment, and will not assist any other person or entity in such activities.

(d)                                 Reasonableness.  Executive acknowledges that he derives significant value from the Company’s agreement to provide him with Confidential Information to enable him to optimize the performance of his duties to the Company.  Executive further acknowledges that fulfillment of the obligations contained in this Agreement, including, but not limited to, Executive’s obligations to not disclose or to use the Key Companies’ Confidential Information other than for the Key Companies’ exclusive benefit and not to compete or solicit contained in subsections (a) and (b) above, are necessary to protect the Key Companies’ Confidential Information and, consequently, to preserve the value and goodwill of the Key Companies.  Executive acknowledges the time, geographic and scope limitations of the obligations are reasonable, especially in light of the Key Companies’ desire to protect its Confidential Information, and that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Key Companies during the period and within the Market Area as described above.

(e)                                  Injunctive Relief.  Executive and the Company acknowledge and agree that breach of any of the promises made by Executive in this Section 7, without the prior written consent of the Company, would cause irreparable injury to the Company or its subsidiary or affiliate, which could not sufficiently be remedied by monetary damages; and, therefore, that the Company shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without the posting of any bond; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof, in any judicial jurisdiction in which Executive is attempting to breach such covenants, applying the local law to such dispute.  If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.  If, in any judicial proceeding, the provisions of subsection (a) or (b) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  In the event that a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(f)                                    Extension of Non-Competition Period.  If Executive is found to have breached any promise made in this Section of this Agreement, the Non-Compete Period specified above of this Agreement will be extended by the period of time for which Executive was in breach.

8.             Withholding and Certain Tax Matters.  Executive acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings.

(a)                              Interpretation of Agreement.  To the full extent possible, the terms of this Agreement shall be construed and administered so that no amount is includable in Executive’s gross income under Code Sec. 409A.

(b)                               Payment Schedule.  Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Executive’s gross income under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a) (2) (B) of the Internal Revenue Code, then any such payments that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service shall be accumulated and paid on the date that is six months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in the Executive’s gross income under Section 409A of the Internal Revenue Code.

(c)                                Tax Gross-up Payment.

                                                In the event that any amount arising from this Agreement is includable in Executive’s gross income for a taxable year of the Executive under Section 409A of the Internal Revenue Code as the result of the terms of this Agreement and/or the administration of those terms (“the Included Amount”), then the Company shall pay to the Executive an amount equal to the 20% additional tax imposed under Section 409A on the Included Amount, together with any underpayment penalties and interest (the “Additional Tax”) resulting from the inclusion of the additional amount.  The Company also will pay the Executive an additional amount necessary to “gross up” the Executive for additional income taxes on the Additional Tax payment, on the earlier of (a) the thirtieth day following the date on which it is finally determined by a court or administrative agency that the Included Amount was includible in Executive’s gross income as the result of the application of Section 409A(a)(1)(B) to the Included Amount; or (b) the last day of the Executive’s next taxable year.

                                                To receive a Gross-up Payment, Executive must give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Additional Tax as the result of the inclusion of the Included Amount as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim,  The notice must, to the extent Executive has or may reasonably obtain such information, apprise the Company of the amount of such Additional Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Additional Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the inclusion of the Included Amount and/or the amount of the Additional Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Additional Tax, and Executive will take all reasonable steps requested by the Company to contest the inclusion of the Included Amount and/or the amount of the Additional Tax resulting from such inclusion, provided that in the event there is a contest with any taxing authority regarding the inclusion and/or the amount of the Additional Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on the Additional Tax (including any interest and penalties with respect thereto) and the Company’s payment of the Executive’s costs and expenses hereunder.

9.             Governing Law.  Any dispute concerning Executive’s employment or this Agreement will be governed and construed exclusively in accordance with the laws of Texas applicable to agreements made and performed entirely within such state, without giving effect to any choice or conflicts of laws principles, with venue of any dispute arising out of or related to this Agreement or the employment relationship exclusively found in Harris County, Texas.

10.           Consultation with Legal Counsel; Entire Agreement.  Executive acknowledges and agrees that Executive has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement.  Both parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired, and after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect. This Agreement (together with any stock option agreements pursuant to which options were previously granted to Executive) contains the entire agreement between Executive and the Company.  Effective as of the Commencement Date, this Agreement supersedes any and all prior agreements and understandings between Executive and the Company regarding any and all aspects of his employment relationship with the Company and its affiliates, whether written or oral, including that certain Change of Control and Severance Agreement dated August 22, 2005.

11.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEY ENERGY SHARED SERVICES, L.L.C.

By:	/s/ William Austin
William Austin
President

ACCEPTED AND AGREED:

/s/ Marshall Dodson
J. Marshall Dodson
Vice President, Chief Accounting Officer

EXHIBIT A

Definition of Change of Control of Key Energy Services, Inc.

“Change of Control” shall mean:

(1)            a merger of Key Energy Services, Inc. (“the Company”) with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be case in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event;

(2)           the dissolution or liquidation of the Company;

(3)           when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

(4)           as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board for purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which even the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.